STATE STREET BANK AND TRUST COMPANY

                       SECURED ACQUISITION PROMISSORY NOTE



$2,750,000.00                                                 February 29, 1996
                                                          Boston, Massachusetts

         For value received, the undersigned promises to pay to the order of State Street Bank and Trust Company (the "Bank") at the office of Bank at 225 Franklin Street, Boston, Massachusetts, 02110, or such other place as the holder hereof shall designate, Two Million Seven Hundred Fifty Thousand ($2,750,000) Dollars, or such lesser principal amount advanced to the undersigned under the credit facility established pursuant to a Revolving Credit, Term Loan and Security Agreement dated December 30, 1994, as amended by that certain Amendment dated November 30, 1995 and that certain Amendment No. 2 to the Revolving Credit, Term Loan and Security Agreement of even date (as amended, the "Agreement"), payable as to principal in one installment on April 28, 1997, together with interest on the unpaid balances from the date hereof, payable monthly in arrears on the first day of each calendar month at either: (i) a fluctuating interest rate per annum equal to one-half percent (1/2%) above the Bank's Prime Rate in effect from time to time; or (ii) for such portion of the principal balance subject to a Libor Election by the undersigned pursuant to
Section 4.02 of the Agreement, at a fixed rate per annum equal to two and one-quarter percent (2 1/4%) above Adjusted Libor as determined in accordance with the Agreement. If no Notice of Election is received by Bank pursuant to and in accordance with the terms of Section 4.02 of the Agreement with respect to any loans hereunder, any such loan shall be deemed to be a Prime Rate Loan. Interest shall be calculated on the basis of actual days elapsed and a 360-day year. If this note is not paid on the due date, whether as stated or upon acceleration, interest on the unpaid balances shall thereafter be payable on demand at a rate per annum equal to three percent (3%) above the applicable rate as provided above.

         If a Libor Loan is not repaid in full on its Maturity Date, then such Libor Loan shall bear interest at the rate described in Section 5.01(b) of the Agreement from and after such Maturity Date through the Acquisition Loan Expiration Date and thereafter, or in the Event of Default, at the option of the Bank, as set forth in Sections 5.01(b) and 5.04 of the Agreement until paid in full.

         The principal balances outstanding hereunder which accrue interest at a fluctuating rate may be prepaid in whole or in part at any time and from time to time without premium or penalty. Any such amounts prepaid hereunder shall be applied first to interest and then to installments of principal in the reverse order of maturity. The principal balances outstanding hereunder which accrue interest at the Adjusted Libor shall not be prepaid prior to the applicable Maturity Date as set forth in the Agreement, except upon acceleration by the Bank. In the event such principal is prepaid prior to the applicable Maturity Date, whether voluntarily or upon acceleration by the Bank, the undersigned shall compensate the Bank as provided in Section 6.08 of the Agreement.



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         This note shall, at the option of the holder, become immediately due and payable without notice or demand upon the occurrence of any of the following events:

         (a) Failure to make any payment of interest within five (5) Banking Days after the same becomes due hereunder;

         (b)      Failure to make any payment of principal when due hereunder;

         (c)      The occurrence of an Event of Default under the Agreement; or

         (d)      Termination of the Agreement.

         Any deposits or other sums at any time credited by or due from the holder to any maker, endorser or guarantor hereof and any securities or other property of any such maker, endorser or guarantor at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of any such maker to the holder. Regardless of the adequacy of collateral, the holder may apply or set off such deposits or other sums against such liabilities at any time after the occurrence of an Event of Default in the case of makers but only with respect to matured liabilities in the case of endorsers and guarantors.

         Every maker, endorser and guarantor hereof hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this note may be extended from time to time and that no such extension or other indulgence, and no substitution, release or surrender of collateral, and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of any such maker, endorser or guarantor. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

         This note is secured by any and all collateral at any time granted to Bank to secure any obligations of any maker hereof.

         Every maker, endorser and guarantor hereof agrees to pay on demand all costs and expenses (including legal costs and reasonable attorneys' fees) incurred or paid by the holder in enforcing this note on default.

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         This note shall take effect as a sealed instrument and shall be governed by the laws of The Commonwealth of Massachusetts.

         All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.


Witness:                                  NUTRAMAX PRODUCTS, INC.


____________________                      By:_____________________________
                                             Robert F. Burns
                                             Chief Financial Officer

                                          Address: 9 Blackburn Drive
                                                   Gloucester, MA  01930

                                          POWERS PHARMACEUTICAL CORPORATION


____________________                      By:_____________________________
                                             Robert F. Burns
                                             Chief Financial Officer

                                          Address: 170 Oak Hill Way
                                                   Brockton, MA  02401

                                          OPTOPICS LABORATORIES CORPORATION


____________________                      By:_____________________________
                                             Robert F. Burns
                                             Chief Financial Officer

                                          Address: 9 Blackburn Drive
                                                   Gloucester, MA  01930

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